Exhibit 99.1

For Immediate Release	Contact: Jay Zager
May 22, 2007	(860) 644-1551

Gerber Scientific Announces the Acquisition of Data Technology, Inc.

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) announced the completion of its acquisition of Data Technology, Inc. Data Technology, based in Wilmington, MA, is a leading manufacturer of automated cutting hardware for the design, die making and short run production segments of the packaging and graphics industries.

Gerber Scientific paid $6.2 million to acquire Data Technology in a cash transaction, which was finalized on May 21, 2007. Additionally, the transaction includes deferred payments, which are contingent upon the achievement of pre-determined performance objectives. The transaction was funded through a new $10 million acquisition line of credit with Citizens Bank.

Data Technology in its last fiscal year recorded annual revenues of slightly under $10 million, and Gerber Scientific expects that this transaction will be accretive to its consolidated operating results this fiscal year, which began on May 1, 2007.

This week, integration of the two companies' operations, networks and customer facing organizations will begin in order to ensure a smooth transition and immediate value for customers, partners and investors.

David H. Buckley, President and CEO of Data Technology, added: "We are excited about the acquisition by Gerber Scientific, as its global multi-market distribution channels and commercial brand development expertise are a perfect compliment to the broad suite of advanced cutting technologies currently offered by Data Technology."

Marc T. Giles, President and CEO of Gerber Scientific, Inc., stated: "The acquisition of Data Technology further supports our pursuit to provide our customers with the greatest range of applications solutions. The product offering from Data Technology provides numerous opportunities for corporate growth through existing product solutions and the development of innovative technologies for all the industries we serve. We look forward to the valued contribution of David and his team within our management organization."

Greg McCarter, COO of Tubelite Inc., a leading distributor of Gerber's sign making and specialty graphics products, commented: "This acquisition is an example of Gerber's continued dedication to the industry. The Data Technology products address a growing need in the sign making and specialty graphics industry. The acquisition of Data Technology will increase the value of Gerber's product portfolio and expand our sales opportunities as we strive to serve our customers needs."

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Annual Report on Form 10-K for the year ended April 30, 2006, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release, except as required by law.